Exhibit 99.1 (c) 3

ARCLIGHT SYSTEMS LLC

Unaudited Statements of Cash Flows

Nine months ended September 30, 2003 and 2002

	2003	2002
Cash flows from operating activities:
Net income (loss)	$(20,536,245)	$56,707,381
Adjustments to reconcile net loss to net cash used in operating activities:
Net income from discontinued operations	(1,635,331)	(76,544,403)
Depreciation	949,504	1,258,859
Amortization of intangible assets	2,825,514	2,320,191
Amortization of capitalized software	370,755	113,538
Net loss from disposal of assets	—	550,682
Non-cash data costs	153,126	—
Changes in assets and liabilities:
Accounts receivable	(23,000)	—
Prepaid expenses and other assets	321,589	(407,962)
Accounts payable	376,810	(24,670)
Payable to Cardinal Health	(352,294)	(761,659)
Other assets and liabilities, net of investing activity related accruals	216,448	1,743,838

Net cash used in continuing operations	(17,333,124)	(15,044,205)
Net cash from discontinued operations	2,110,041	4,768,471

Net cash used in operating activities	(15,223,083)	(10,275,734)

Cash flows from investing activities:
Net proceeds from sale of ScriptLINE business	—	77,950,455
Purchases of property and equipment	(413,331)	(434,697)
Capitalized software	(54,632)	(906,537)

Net cash provided by (used in) investing activities	(467,963)	76,609,221

Cash flows from financing activities:
Proceeds from issuance of note payable to related parties	—	4,000,000
Repayments of notes payable to related parties	—	(9,000,000)
Distributions	(3,154,708)	—

Net cash used in financing activities	(3,154,708)	(5,000,000)

Net (decrease) increase in cash and cash equivalents	(18,845,754)	61,333,487
Cash and cash equivalents at beginning of period	56,212,589	937,350

Cash and cash equivalents at end of period	$37,366,835	$62,270,837

Supplemental disclosure of cash flow information:
Interest paid	$—	$114,045

Noncash financing activities:
Intangible assets received through the issuance of Class B and C units	$—	$3,542,285

See accompanying notes to financial statements.